EXHIBIT 10.8 – Summary of Oral Agreement with Windaus Energy Inc.

Summary of Oral Agreement
Regarding
Schedule of Payments of $500,000 Partial License Fee
payable to Windaus Energy, Inc. by Native American Energy Group

(effective as of March 8, 2010)

History

On February 17, 2007, Native American Energy Group had entered into an exclusive technology and distribution rights agreement for proprietary vertical axis wind turbines created by Windaus Energy, Inc. of Brantford, Ontario. The total acreage covered under the original license agreement was approximately 112,000,000 acres, equivalent to 5% of the total U.S. land mass including the entire State of New York.

New Agreement Executed March 8, 2010

On March 8, 2010, we executed an amendment to our original agreement with Windaus Energy Inc., whereby we acquired exclusive manufacturing, marketing, sales, sublicensing and distribution rights to bring Windaus’ proprietary, highly advanced Vertical Axis Wind Turbine Energy Systems to the entire U.S. market including all Native American Indian lands and reservations with boundaries established by treaty, statute, and/or executive or court order, and that are recognized by the U.S. Federal Government as territory in which American Indian tribes and U.S. federally recognized tribes have jurisdiction. These American Indian lands included Rancherias, Pueblos, Indian Colonies, Alaska Native Villages and lands owned by Alaska Native Corporations (together, the “Territory”). Prior to the amendment, the license agreement only covered the state of New York and all Native American Indian lands and reservations in the U.S.

Pursuant to the amended agreement filed as Exhibit 10.4 to our Form 10 Registration Statement, we agreed to pay $500,000 in cash, in addition to the 2,000,000 shares of our common stock which has already been issued to Windaus Energy, Inc.

Oral Agreement Related to Payment of $500,000

We have a cash commitment in the amount of $500,000 payable to Windaus Energy Inc.  The terms and form of payment have yet to be agreed and memorialized in a definitive agreement. Our Company and Windaus have only an oral understanding regarding the payment of the $500.000 cash commitment, which is contemplated to involve partial payment if and when the Company receives funding and possible partial payment(s) if and when the Company has generated sufficient cash flow from net income.  The total payment is contemplated to be paid in full by March 31, 2012. Since March 2010, the Company has made payments totaling $28,500, and the outstanding balance due under this commitment as of June 30, 2010 is $471,500.

Despite the outstanding $500,000, we have already been granted full and complete use of such license.